Exhibit 10.1

SEPARATION AND NON-DISPARAGEMENT AGREEMENT

This Separation and Non-Disparagement Agreement is entered into this 1st day of April, 2011, by and between Alan Gaines (“Gaines”) and Dune Energy, Inc. (“Company”):

Recitals:

Gaines and the Company are parties to that certain Employment Agreement effective as of February 16, 2010, the Term of which concludes on April 16, 2011; and

On April 1, 2011, Gaines submitted a notice of termination of his Employment Agreement and resignation as Chairman of the Board of Directors of the Company (the “Resignation”).

In connection with the Resignation, Gaines and the Company agree as follows:

Covenants:

1. Company will pay Gaines his salary through April 15, 2011, in addition to the cash equivalent of Gaines’ six weeks unused vacation, payable at the base rate of pay Gaines was earning as of the date of his resignation.

2. Gaines acknowledges, agrees, and reaffirms that Gaines continues to be bound by the provisions of Paragraphs 21-25 (regarding noncompetition; nondisclosure; company property; trademarks, trade names, and copyright; and injunctive relief) which remain in full force and effect following Gaines’ resignation.

3. For and in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of its officers, directors and shareholders, on the one hand, and Gaines, on behalf of his spouse, heirs, personal representatives, successors and assigns, on the other, each release the other from any and all debts, suits, claims, causes of action, controversies, demands, rights, damages, losses, expenses, attorney’s fees, compensation, liabilities, and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, fixed or contingent, relating to Gaines’ employment with and service as a director for the Company, arising prior to the date of this agreement, except for the covenants contained within this agreement and the continuing contractual obligations of Gaines referenced above.

It is understood and agreed that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages which may have arisen, or may arise, from any act or omission prior to the date of the complete execution of this release.

4. Gaines and the Company agree that neither party shall make or cause to be made any statements, observations, or opinions, or communicate any information (whether oral or written), that disparages or is likely in any way to harm the reputation of Gaines or the Company. For purposes of this provision, “Company” includes Dune Energy, Inc., the members of its Board of Directors, and its Chief Executive Officer.

Company: DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name: James A. Watt
Title: President & CEO

Executive: ALAN GAINES

By:	/s/ Alan Gaines
Alan Gaines